EXHIBIT 99.1
For Immediate Release January 31, 2019	News Release Investor Contact: Cindi Buckwalter, (212) 878-1831 Media Contact: Michael Landau, (212) 878-1840

MINERALS TECHNOLOGIES REPORTS FOURTH QUARTER 2018 EARNINGS
 OF $1.22 PER SHARE, OR $1.17 PER SHARE, EXCLUDING SPECIAL ITEMS
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Company Reports 2018 Earnings per Share of $4.75;
Earnings per Share of $4.84, Excluding Special Items
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Fourth Quarter Highlights:
•	Sales Increase 4 Percent to $447.5 Million
•	Double Digit Operating Margins Across All Segments, Excluding Special Items
•	Earnings Per Share, Excluding Special Items, Up 6 Percent

2018 Highlights:
•	Sales Increase 8 Percent to $1.808 Billion
•	Earnings Per Share, Excluding Special Items, Up 5 Percent
•	Productivity Improvement of 6 Percent
•	Acquisition of Sivomatic Fully Integrated and Accretive to Earnings in 2018
•	Repaid $80 Million of Debt

NEW YORK, January 31—Minerals Technologies Inc. (NYSE: MTX) (“MTI” or “the Company”) today reported diluted earnings per share of $1.17, excluding special items, for the fourth quarter ended December 31, 2018, compared with earnings per share of $1.10 in the prior year.  Reported diluted earnings per share were $1.22 compared with $2.12 in the prior year, which included an income tax benefit of $1.32 per share from the U.S. Tax Cuts and Jobs Act legislation.

For the full year 2018, the Company reported earnings per share of $4.84, excluding special items, compared with earnings per share of $4.59 in the prior year. Reported earnings per share were $4.75 for the full year 2018.

“We are pleased with MTI’s strong performance across our businesses in the fourth quarter and for the full year 2018,” said Douglas T. Dietrich, Chief Executive Officer. “In 2018, we advanced our growth strategies through the continued penetration of Metalcasting and Paper PCC in Asia, the commercialization of 35 new valued-added products and the successful integration of Sivomatic. Our team’s deep commitment to operational excellence and continuous improvement activities along with pricing actions mitigated the impact of inflationary costs during the year. The momentum we’ve built in 2018, combined with our solid balance sheet, positions us well for continued profitable growth and value creation in 2019.”

FOURTH QUARTER 2018

Worldwide net sales increased 4 percent to $447.5 million. Foreign exchange had an unfavorable impact on sales of approximately $6.7 million or 1 percentage point of growth. Operating income, as reported, was $62.3 million and represented 13.9 percent of sales. Operating income, excluding special items, increased 2 percent to $64.1 million and represented 14.3 percent of sales. In the fourth quarter, the Company’s pricing actions and improved business performance more than offset inflationary costs of approximately $12 million.

Segment Information

Performance Materials and Specialty Minerals
Sales in the Minerals businesses, which include the Performance Materials and Specialty Minerals segments, grew 3 percent in the fourth quarter to $349.3 million.  Operating income for the Minerals businesses was $50.4 million and represented 14.4 percent of sales. Operating income, excluding special items, was $51.1 million and represented 14.6 percent of sales.

Performance Materials segment sales increased 6 percent to $206.8 million. Metalcasting sales rose 6 percent, primarily driven by higher volumes of greensand bonds in North America and Asia.  Household, Personal Care & Specialty Products sales increased 50 percent due to the acquisition of Sivomatic and the continued strong growth of our pet care products in North America and China. This growth was partially offset by lower sales in Building Materials resulting from fewer large projects and a decrease in Basic Minerals due to the exit of the bulk chromite business last year. Operating income for the segment increased 4 percent to $29.2 million due to higher pricing, volume and operating efficiencies, partially offset by increased raw material, logistics and energy costs. The Performance Materials segment provides a wide range of bentonite-based and synthetic materials for industrial and consumer markets and for non-residential construction, environmental remediation and infrastructure projects worldwide.

Specialty Minerals segment sales, which consist of the Precipitated Calcium Carbonate (PCC) and Processed Minerals product lines, decreased 1 percent to $142.5 million. Operating income, excluding special items, decreased to $21.9 million, driven by previously announced customer paper machine shutdowns in North America in late 2017 and early 2018, and higher logistics and energy costs. Contractual selling price increases in PCC and other price increases were implemented in the second half of 2018 and will continue into 2019 to partially offset rising costs.

Worldwide sales of PCC, which is used mainly in the manufacturing processes of the paper industry, decreased 1 percent to $109.6 million, primarily due to reduced sales in North America following the paper machine closures.

Sales of Processed Minerals products were flat at $32.9 million. Processed Minerals products are used in the building materials, polymers, ceramics, consumer products, paints and coatings, glass and other manufacturing industries.

Refractories and Energy Services
Sales in the Service businesses, which include the Refractories and Energy Services segments, grew 6 percent in the fourth quarter to $98.2 million. Operating income for the Service businesses rose 4 percent to $12.0 million and represented 12.2 percent of sales. Operating income, excluding special items, increased 6 percent to $13.1 million and was 13.3 percent of sales.

Refractories segment sales increased 9 percent to $77.9 million, driven by higher volumes of refractory products and increased pricing to offset higher raw material costs. The Refractories segment operating income increased 6 percent to $10.8 million and was 13.9 percent of sales. The Refractories segment provides products and services primarily to the worldwide steel industry.

Energy Services segment sales decreased 4 percent to $20.3 million, primarily driven by lower filtration activity. Operating income decreased to $1.2 million and was 5.9 percent of sales. Excluding special items, operating income increased 5 percent to $2.3 million and represented 11.3 percent of sales. Energy Services offers a range of patented technologies, products and services for off-shore filtration and well testing to the worldwide oil and gas industry.

FULL YEAR 2018

Worldwide net sales increased 8 percent to $1.808 billion. Foreign exchange had a favorable impact on sales of approximately $13 million or 1 percentage point of growth. Operating income, as reported, was $255.9 million and represented 14.2 percent of sales. Excluding special items, operating income was $260.6 million and represented 14.4 percent of sales.

Segment Information

Performance Materials and Specialty Minerals
Sales in the Minerals businesses, which include the Performance Materials and Specialty Minerals segments, grew 7 percent to $1.417 billion.  Operating income for the Minerals businesses was $212.2 million and represented 15.0 percent of sales. Excluding special items, operating income was $213.4 million and was 15.1 percent of sales.

Performance Materials segment sales increased 13 percent to $828.1 million. Metalcasting sales rose 12 percent due to higher volumes of greensand bonds in North America and Asia. Household, Personal Care & Specialty Products sales increased 47 percent, primarily driven by higher pet care revenue, including the acquisition of Sivomatic, and increased European fabric care sales. Environmental Products sales rose 19 percent due to several large projects. This growth was partially offset by lower sales in Building Materials resulting from fewer large projects and a decrease in Basic Minerals due to the exit of the bulk chromite business last year. Operating income for the segment decreased to $116.8 million and represented 14.1 percent of sales, primarily due to higher raw material, logistics and energy costs, partially offset by increased selling prices and higher volume. Excluding special items, operating income was $117.3 million and represented 14.2 percent of sales.

Specialty Minerals segment sales, which consist of the Precipitated Calcium Carbonate (PCC) and Processed Minerals product lines, increased 1 percent to $589.3 million. Operating income excluding special items decreased 5 percent to $96.1 million and was 16.3 percent of sales million primarily due to previously announced paper machine shutdowns in North America, and higher logistics and energy costs.

Worldwide sales of PCC were up slightly to $445.4 million as higher sales in Asia were partially offset by reduced sales in North America due to customer paper machine closures in late 2017 and early 2018.

Sales of Processed Minerals products rose 2 percent to $143.9 million. Ground Calcium Carbonate sales grew 4 percent, driven by higher volumes in the construction market, while talc sales decreased 2 percent.

Refractories and Energy Services
Sales in the Service businesses, which include the Refractories and Energy Services segments, grew 10 percent to $390.2 million. Operating income for the Service businesses rose 9 percent to $49.9 million, and represented 12.8 percent of sales. Operating income, excluding special items, increased 11 percent to $51.7 million and was 13.2 percent of sales.

Refractories segment sales increased 12 percent to $311.9 million, driven by higher volumes of refractory products and from increased pricing to offset higher raw material costs. The Refractories segment operating income increased 14 percent to $45.4 million and was 14.6 percent of sales.

Energy Services segment sales increased 2 percent to $78.3 million, primarily driven by higher filtration activity in the Gulf of Mexico and the North Sea. Operating income, excluding special items, decreased 7 percent to to $6.3 million and was 8.0 percent of sales, due to sales mix in the Gulf of Mexico.
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Minerals Technologies will host a conference call tomorrow, February 1, 2019 at 11 a.m. Eastern Time. The conference call will be broadcast live on our website: www.mineralstech.com. To listen to the call, go to the website and click on "Investor Relations," then click on "Quarterly Results & Conference Calls." A presentation for the call will be available at the same location at approximately 10:30 a.m. Eastern Time on February 1, 2019.
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FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which describe or are based on current expectations. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2017 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.

About Minerals Technologies Inc.
New York-based Minerals Technologies Inc. (MTI) is a resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. MTI serves the paper, foundry, steel, construction, environmental, energy, polymer and consumer products industries. The Company reported sales of $1.808 billion in 2018. For further information, please visit our website at www.mineralstech.com. (MTI-E)

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in millions, except per share data)
(unaudited)

	Quarter Ended			% Growth		Year Ended		% Growth
	Dec. 31, 2018	Sept. 30 2018	Dec. 31, 2017	Prior Qtr.	Prior Year	Dec. 31, 2018	Dec. 31, 2017	Prior Year

Net sales
Product sales	$427.2	$444.9	$411.0	(4)%	4%	$1,729.3	$1,599.0	8%
Service revenue	20.3	19.2	21.1	6%	(4)%	78.3	76.7	2%
Total net sales	447.5	464.1	432.1	(4)%	4%	1,807.6	1,675.7	8%

Cost of sales
Cost of goods sold	320.9	332.1	303.8	(3)%	6%	1,293.3	1,158.5	12%
Cost of service revenue	13.8	12.8	13.8	8%	0%	52.9	50.0	6%
Total cost of sales	334.7	344.9	317.6	(3)%	5%	1,346.2	1,208.5	11%

Production margin	112.8	119.2	114.5	(5)%	(1)%	461.4	467.2	(1)%

Marketing and administrative expenses	43.5	45.4	47.8	(4)%	(9)%	178.6	180.7	(1)%
Research and development expenses	5.2	5.0	5.9	4%	(12)%	22.7	23.7	(4)%
Acquisition related transaction and integration costs	0.0	0.3	0.6	(100)%	(100)%	1.7	3.4	(50)%
Restructuring and other items, net	1.8	0.3	14.1	*	*	2.5	15.0	(83)%

Income from operations	62.3	68.2	46.1	(9)%	35%	255.9	244.4	5%

Interest expense, net	(12.0)	(11.7)	(10.9)	3%	10%	(45.9)	(43.4)	6%
Debt modification costs and fees	0.0	0.0	0.0	*	*	0.0	(3.9)	*
Non-cash pension settlement costs	(0.8)	(3.6)	0.0	*	*	(4.4)	0.0	*
Other non-operating deductions, net	(1.0)	(0.9)	(1.5)	11%	(40)%	(1.5)	(6.2)	(76)%
Total non-operating deductions, net	(13.8)	(16.2)	(12.4)	(15)%	11%	(51.8)	(53.5)	(3)%

Income from operations before tax and equity in earnings	48.5	52.0	33.7	(7)%	44%	204.1	190.9	7%

Provision (benefit) for taxes on income	5.1	9.7	(42.2)	*	*	34.4	(6.6)	*
Equity in earnings of affiliates, net of tax	0.6	0.6	0.8	0%	(25)%	3.5	1.5	133%

Consolidated net income	44.0	42.9	76.7	3%	(43)%	173.2	199.0	(13)%

Less: Net income attributable to non-controlling interests	0.9	1.0	0.9	(10)%	0%	4.2	3.9	8%

Net Income attributable to Minerals Technologies Inc. (MTI)	$43.1	$41.9	$75.8	3%	(43)%	$169.0	$195.1	(13)%

Weighted average number of common shares outstanding:

Basic	35.2	35.3	35.4			35.3	35.2

Diluted	35.4	35.6	35.8			35.6	35.6

Earnings per share attributable to MTI:

Basic	$1.22	$1.19	$2.14	3%	(43)%	$4.79	$5.54	(14)%

Diluted	$1.22	$1.18	$2.12	3%	(42)%	$4.75	$5.48	(13)%

Cash dividends declared per common share	$0.05	$0.05	$0.05			$0.20	$0.20

* Percentage not meaningful

	MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
	NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF INCOME

1)	For comparative purposes, the quarterly periods ended December 31, 2018, September 30, 2018 and December 31, 2017 consisted of 92 days, 91 days and 91 days.

2)
During 2017, the Company recorded restructuring costs related to exited businesses in the Energy Services segment, impairment of assets in the Specialty Minerals segment related to paper mill shut downs and employee severance costs related to a reduction of our North American employee base as we realigned our staffing levels to growth regions as well as efficiencies gained from our global ERP implementation.

In the fourth quarter of 2018, the Company recorded impairment of assets charges relating to the shut-down of one of our Paper PCC facilities in the U.S. in the first quarter of 2019 and additional restructuring costs relating to our exited Energy Services businesses.

	(millions of dollars)	Quarter Ended			Year Ended
		Dec. 31,	Sept. 30	Dec. 31,	Dec. 31,	Dec. 31,
		2018	2018	2017	2018	2017

	Impairment of assets
	Specialty Minerals	0.7	0.0	5.3	0.7	5.3
	Total impairment of assets charge	$0.7	$0.0	$5.3	$0.7	$5.3

	Restructuring and other items, net

	Gain on sale of assets	$0.0	$0.0	$(0.1)	$0.0	$(1.0)
	Severance, lease termination and other related costs	1.1	0.3	8.9	1.8	10.7
		$1.1	$0.3	$8.8	$1.8	9.7

	Total restructuring and other items	$1.8	$0.3	$14.1	$2.5	$15.0

3)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP earnings per share, excluding special items, for the quarterly periods ended December 31, 2018, September 30, 2018 and December 31, 2017 and the years ended December 31, 2018 and 2017 and a reconciliation to reported earnings per share for such periods.  The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the ongoing operating results and thereby affect the comparability of results between periods. The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	(millions of dollars)	Quarter Ended			Year Ended
		Dec. 31,	Sept. 30	Dec. 31,	Dec. 31,	Dec. 31,
		2018	2018	2017	2018	2017
	Income from continuing operations attributable to MTI	$43.1	$41.9	$75.8	$169.0	$195.1
	% of sales	9.6%	9.0%	17.5%	9.3%	11.6%

	Special items:
	Acquisition related transaction and integration costs	0.0	0.3	0.6	1.7	3.4
	Debt modification costs and fees	0.0	0.0	0.0	0.0	3.9
	Write-off of receivables for Malaysia bankruptcy	0.0	0.0	2.1	0.0	2.1
	Restructuring and other items, net	1.1	0.3	8.8	1.8	9.7
	Impairment of assets	0.7	0.0	5.3	0.7	5.3
	Non-cash pension settlement charge	0.8	3.6	0.0	4.4	0.0
	Non-cash inventory step-up charge	0.0	0.0	0.0	0.5	0.0
	Related tax effects on special items	(0.5)	(1.0)	(6.0)	(2.1)	(8.9)
	Effect of US tax law change	(3.7)	0.0	(47.3)	(3.7)	(47.3)

	Income from continuing operations attributable to MTI, excluding special items	$41.5	$45.1	$39.3	$172.3	$163.3
	% of sales	9.3%	9.7%	9.1%	9.5%	9.7%

	Diluted earnings per share, excluding special items	$1.17	$1.27	$1.10	$4.84	$4.59

	Included in marketing and administrative expenses in the fourth quarter of 2017 is a provision for bad debt of $2.1 million related to a bankruptcy of a Paper PCC customer in Malaysia.

4)
On December 22, 2017, tax reform legislation was signed into law, encompassing a broad range of tax reform proposals, including a reduction of U.S. corporate tax rates from 35% to 21%, transitioning U.S. international taxation from a worldwide tax system to a territorial tax system and imposing a repatriation tax that is payable over eight years on deemed repatriated accumulated earnings of foreign subsidiaries.  As required under ASC 740, Income Taxes, the Company is required to recognize the effects of changes in tax laws and rates on deferred tax positions and the retroactive effects of changes in tax laws in the period in which the new legislation is enacted.  As such, the Company recorded a provisional $47 million income tax benefit in the fourth quarter of 2017, comprised of a tax benefit primarily from the lower U.S. tax rate, resulting in a reduction of deferred tax liabilities of $82 million and a $35 million charge related to the repatriation of accumulated foreign earnings. Such provisional amounts were based on reasonable estimates and subject to to adjustment during the measurement period.  Accordingly, in the fourth quarter of 2018, the Company recorded a $3.7 million reduction related to the repatriation of accumulated foreign earnings.

5)
Free cash flow is defined as cash flow from continuing operations less capital expenditures.  The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended December 31, 2018, September 30, 2018  and December 31, 2017 and the years ended December 31, 2018 and 2017 and a reconciliation to cash flow from operations for such periods.  The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities.  Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.  The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

		Quarter Ended			Year Ended
	(millions of dollars)	Dec. 31,	Sept. 30	Dec. 31,	Dec. 31,	Dec. 31,
		2018	2018	2017	2018	2017
	Cash flow from continuing operations	$70.2	$53.2	$57.0	$203.6	$207.6
	Capital expenditures	19.5	14.3	22.5	75.9	76.7
	Free cash flow	$50.7	$38.9	$34.5	$127.7	$130.9

6)	The following table reflects the components of non-operating income and deductions:

	(millions of dollars)	Quarter Ended			Year Ended
		Dec. 31,	Sept. 30	Dec. 31,	Dec. 31,	Dec. 31,
		2018	2018	2017	2018	2017
	Interest income	$0.6	$0.5	$0.5	$2.1	$2.1
	Interest expense	(12.6)	(12.2)	(11.4)	(48.0)	(45.5)
	Debt modification costs and fees	0.0	0.0	0.0	0.0	(3.9)
	Non-cash pension settlement costs	(0.8)	(3.6)	0.0	(4.4)	0.0
	Foreign exchange gains (losses)	0.3	1.0	0.1	5.5	0.5
	Other deductions	(1.3)	(1.9)	(1.6)	(7.0)	(6.7)
	Non-operating deductions, net	$(13.8)	$(16.2)	$(12.4)	$(51.8)	$(53.5)

On January 1, 2018, the Company adopted the provisions of ASU 2017-07, "Compensation - Retirement Benefits: Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost". As a result of this accounting change, the Company reclassified approximately $0.4 million and $1.7 million from Marketing and administrative expense to other deductions for the three months and twelve months ended December 31, 2017, respectively, to conform to current year presentation.

Included in non-operating deductions for the three-month and twelve month periods ended December 31, 2018 are non-cash pension settlement costs of $0.8  and $4.4 million, respectively, associated with some of our pension plans in the U.S.

7)
The analyst conference call to discuss operating results for the fourth quarter is scheduled for Friday, February 1, 2019 at 11:00 am and will be broadcast over the Company's website (www.mineralstech.com).  The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended						% Growth		Year Ended				% Growth
SALES DATA	Dec. 31, 2018	% of Total Sales	Sept. 30 2018	% of Total Sales	Dec. 31, 2017	% of Total Sales	Prior Qtr.	Prior Year	Dec. 31, 2018	% of Total Sales	Dec. 31, 2017	% of
												Total Sales	Prior Year

United States	$235.4	53%	$244.9	53%	$234.1	54%	(4)%	1%	$961.6	53%	$939.3	56%	2%
International	212.1	47%	219.2	47%	198.0	46%	(3)%	7%	846.0	47%	736.4	44%	15%
Net Sales	$447.5	100%	$464.1	100%	$432.1	100%	(4)%	4%	$1,807.6	100%	$1,675.7	100%	8%

Metalcasting	$83.1	19%	$77.8	17%	$78.4	18%	7%	6%	$328.9	18%	$294.3	18%	12%
Household, Personal Care & Specialty Products	69.6	16%	71.9	15%	46.3	11%	(3)%	50%	248.8	14%	169.6	10%	47%
Environmental products	16.1	4%	26.3	6%	15.9	4%	(39)%	1%	80.3	4%	67.7	4%	19%
Building Materials	15.5	3%	18.0	4%	20.7	5%	(14)%	(25)%	70.4	4%	78.2	5%	(10)%
Basic Minerals	22.5	5%	25.5	5%	34.5	8%	(12)%	(35)%	99.7	6%	125.0	7%	(20)%
Performance Materials Segment	$206.8	46%	$219.5	47%	$195.8	45%	(6)%	6%	$828.1	46%	$734.8	44%	13%

Paper PCC	$93.9	21%	$93.1	20%	$95.7	22%	1%	(2)%	$378.5	21%	$377.7	23%	0%
Specialty PCC	15.7	4%	16.9	4%	15.2	4%	(7)%	3%	66.9	4%	66.0	4%	1%
PCC Products	$109.6	24%	$110.0	24%	$110.9	26%	(0)%	(1)%	$445.4	25%	$443.7	26%	0%

Ground Calcium Carbonate	$20.3	5%	$23.0	5%	$20.2	5%	(12)%	0%	$91.0	5%	87.3	5%	4%
Talc	12.6	3%	13.3	3%	12.8	3%	(5)%	(2)%	52.9	3%	$53.8	3%	(2)%
Processed Minerals Products	$32.9	7%	$36.3	8%	$33.0	8%	(9)%	(0)%	$143.9	8%	$141.1	8%	2%

Specialty Minerals Segment	$142.5	32%	146.3	32%	143.9	33%	(3)%	(1)%	589.3	33%	584.8	35%	1%

Total Minerals Businesses	$349.3	78%	$365.8	79%	$339.7	79%	(5)%	3%	$1,417.4	78%	$1,319.6	79%	7%

Refractory products	$65.4	15%	$66.7	14%	$57.4	13%	(2)%	14%	$261.1	14%	$226.9	14%	15%
Metallurgical Products	12.5	3%	12.4	3%	13.9	3%	1%	(10)%	50.8	3%	52.5	3%	(3)%
Refractories Segment	$77.9	17%	$79.1	17%	71.3	17%	(2)%	9%	311.9	17%	279.4	17%	12%

Energy Services Segment	$20.3	5%	$19.2	4%	$21.1	5%	6%	(4)%	$78.3	4%	$76.7	5%	2%

Total Service Businesses	$98.2	22%	$98.3	21%	$92.4	21%	(0)%	6%	$390.2	22%	$356.1	21%	10%

Net Sales	$447.5	100%	$464.1	100%	$432.1	100%	(4)%	4%	$1,807.6	100%	$1,675.7	100%	8%

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Year Ended		% Growth
	Dec. 31, 2018	Sept. 30 2018	Dec. 31, 2017	Prior Qtr	Prior Year	Dec. 31, 2018	Dec. 31, 2017	Prior Year
SEGMENT OPERATING INCOME DATA

Performance Materials Segment	$29.2	$31.8	$28.1	(8)%	4%	$116.8	$119.7	(2)%
% of Sales	14.1%	14.5%	14.4%			14.1%	16.3%
Specialty Minerals Segment	$21.2	$25.0	$11.0	(15)%	93%	$95.4	$88.9	7%
% of Sales	14.9%	17.1%	7.6%			16.2%	15.2%
Total Minerals Businesses	$50.4	$56.8	$39.1	(11)%	29%	$212.2	$208.6	2%
% of Sales	14.4%	15.5%	11.5%			15.0%	15.8%
Refractories Segment	$10.8	$11.5	$10.2	(6)%	6%	$45.4	$39.8	14%
% of Sales	13.9%	14.5%	14.3%			14.6%	14.2%
Energy Services Segment	$1.2	$1.1	$1.3	9%	(8)%	$4.5	$6.1	(26)%
% of Sales	5.9%	5.7%	6.2%			5.7%	8.0%
Total Service Businesses	$12.0	$12.6	$11.5	(5)%	4%	$49.9	$45.9	9%
% of Sales	12.2%	12.8%	12.4%			12.8%	12.9%
Unallocated Corporate Expenses	$(0.1)	$(0.9)	$(3.9)	(89)%	(97)%	$(4.5)	$(6.7)	(33)%

Acquisition related transaction costs	$0.0	$(0.3)	$(0.6)	*	*	$(1.7)	$(3.4)	(50)%

Consolidated	$62.3	$68.2	$46.1	(9)%	35%	$255.9	$244.4	5%
% of Sales	13.9%	14.7%	10.7%			14.2%	14.6%

SPECIAL ITEMS

Performance Materials Segment	$0.0	$0.0	$0.0	*	*	$0.5	$0.0	*

Specialty Minerals Segment	$0.7	$0.0	$12.3	*	*	$0.7	$12.3	*

Total Minerals Businesses	$0.7	$0.0	$12.3	*	*	$1.2	$12.3	*

Refractories Segment	$0.0	$0.0	$0.0	*	*	$0.0	$0.0	*

Energy Services Segment	$1.1	$0.3	$0.9	*	22%	$1.8	$0.7	157%

Total Service Businesses	$1.1	$0.3	$0.9	*	22%	$1.8	$0.7	157%

Unallocated and Other Corporate Expenses	$0.0	$0.0	$3.0	*	*	$0.0	$4.1	*
Acquisition related transaction costs	$0.0	$0.3	$0.6	*	(100)%	$1.7	$3.4	(50)%

Consolidated	$1.8	$0.6	$16.8	*	*	$4.7	$20.5	(77)%

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items (set forth in the above table), for the quarterly periods ended December 31, 2018, September 30, 2018, and December 31, 2017, and the twelve month periods ended December 31, 2018 and December 31, 2017 constituting a reconciliation to GAAP operating income set forth above.  The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods.  The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth		Year Ended		% Growth
SEGMENT OPERATING INCOME,	Dec. 31, 2018	Sept. 30 2018	Dec. 31, 2017	Prior Qtr	Prior Year	Dec. 31, 2018	Dec. 31, 2017	Prior Year
EXCLUDING SPECIAL ITEMS

Performance Materials Segment	$29.2	$31.8	$28.1	(8)%	4%	$117.3	$119.7	(2)%
% of Sales	14.1%	14.5%	14.4%			14.2%	16.3%
Specialty Minerals Segment	$21.9	$25.0	$23.3	(12)%	(6)%	$96.1	$101.2	(5)%
% of Sales	15.4%	17.1%	16.2%			16.3%	17.3%
Total Minerals Businesses	$51.1	$56.8	$51.4	(10)%	(1)%	$213.4	$220.9	(3)%
% of Sales	14.6%	15.5%	15.1%			15.1%	16.7%
Refractories Segment	$10.8	$11.5	$10.2	(6)%	6%	$45.4	$39.8	14%
% of Sales	13.9%	14.5%	14.3%			14.6%	14.2%
Energy Services Segment	$2.3	$1.4	$2.2	64%	5%	$6.3	$6.8	(7)%
% of Sales	11.3%	7.3%	10.4%			8.0%	8.9%
Total Service Businesses	$13.1	$12.9	$12.4	2%	6%	$51.7	$46.6	11%
% of Sales	13.3%	13.1%	13.4%			13.2%	13.1%

Unallocated Corporate Expenses	$(0.1)	$(0.9)	$(0.9)	(89)%	(89)%	$(4.5)	$(2.6)	73%

Consolidated	$64.1	$68.8	$62.9	(7)%	2%	$260.6	$264.9	(2)%
% of Sales	14.3%	14.8%	14.6%			14.4%	15.8%
* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	(In millions of dollars)
		Dec. 31,	Dec. 31,
		2018*	2017**

Current assets:
	Cash & cash equivalents	$208.8	$212.2
	Short-term investments	3.8	2.7
	Accounts receivable, net	387.3	383.0
	Inventories	239.2	219.3
	Prepaid expenses and other current assets	37.2	35.0
	Total current assets	876.3	852.2

	Property, plant and equipment	2,256.0	2,219.6
	Less accumulated depreciation	1,153.1	1,158.3
	Net property, plant & equipment	1,102.9	1,061.3

	Goodwill	812.4	779.3
	Intangible assets	214.1	196.5
	Other assets and deferred charges	81.4	81.1

	Total assets	$3,087.1	$2,970.4

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
	Short-term debt	$105.2	$6.3
	Current maturities of long-term debt	3.3	3.8
	Accounts payable	169.1	179.0
	Other current liabilities	104.3	120.9
	Total current liabilities	381.9	310.0

	Long-term debt	907.8	959.8
	Deferred income taxes	196.8	159.4
	Other non-current liabilities	215.3	262.1
	Total liabilities	1,701.8	1,691.3

	Total MTI shareholders' equity	1,353.5	1,251.7
	Non-controlling Interests	31.8	27.4
	Total shareholders' equity	1,385.3	1,279.1

	Total liabilities and shareholders' equity	$3,087.1	$2,970.4

*	Unaudited
**	Condensed from audited financial statements.